Exhibit 99.1

Capitala Group Announces Kevin Koonts as Chief Compliance Officer

CHARLOTTE, N.C., October 15, 2019 --(Globe Newswire) -- Capitala Group (“Capitala”), a provider of capital to lower middle market companies, announced today the appointment of Kevin Koonts as the Chief Compliance Officer and Secretary of Capitala Finance Corp. (the “Company”), effective October 8, 2019.

Mr. Koonts, who currently serves as the Chief Accounting Officer and Treasurer of the Company, will remain in these roles in addition to his new duties as Chief Compliance Officer and Secretary. Mr. Koonts has served as the Chief Accounting Officer and Treasurer of the Company since February 2019. Previously, Mr. Koonts served as the Company’s Controller since 2013.

Prior to joining Capitala Group in 2013, Mr. Koonts was an audit manager at Dixon Hughes Goodman LLP, primarily serving southeastern financial institutions. Mr. Koonts graduated from the University of North Carolina at Chapel Hill with a Bachelor of Science in Business Administration and a Masters in Accounting. Mr. Koonts is a Certified Public Accountant.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on the Company, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors.  For more information, visit our website at www.CapitalaGroup.com.

Contacts:

Steve Arnall

CFO | COO
sarnall@capitalagroup.com

Katina Cole Jakubowski
Director of Marketing
kjakubowski@capitalagroup.com

SOURCE: Capitala Finance Corp.